Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-207918 and 333-204553 on Form S-8 and Registration Statements No. 333-200543 and No. 333-233669 on Form S-3 of our reports dated February 24, 2021, relating to the consolidated financial statements and financial statement schedules of South Jersey Industries, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of South Jersey Industries, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
February 24, 2021